Exhibit 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-77590, 2-95258, 033-00661, 33-51257, 033-63859, 333-09851, 333-48423,
333-54560 and 333-105527 of Liz Claiborne, Inc. on Form S-8 of our report dated February 26, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other intangibles to conform to Statement of Financial Accounting Standards No. 142), relating to the consolidated financial statements of Liz Claiborne, Inc. and subsidiaries as of and for the years ended January 3, 2004 and December 28, 2002 appearing in this Annual Report on Form 10-K of Liz Claiborne, Inc. for the year ended January 3, 2004.


/s/ Deloitte & Touche, LLP
New York, New York
March 9, 2004